Manas Petroleum Corporation Announces Grants and Cancellations of
Stock Options and Amendment to the Consulting Agreement with
Investor Relations Consultant

Baar, Switzerland (February 28, 2013)

Manas Petroleum Corporporation (“Manas” or the “Company”) (TSX-V: MNP; OTCBB: MNAP) announces that effective as of February 1, 2013, the Company granted 1,000,000 stock options to each of Murray Rodgers and Darcy Spady, two of the Company’s directors, for an aggregate of 2,000,000 stock options. Each stock option is exercisable at a price of CDN$0.15 per share for a period of 10 years and vesting in 2 years in quarterly installments. The grant is subject to the execution of stock option agreements by Messrs. Rodgers and Spady and the terms of the Company’s 2011 stock option plan.

Effective as of February 1, 2013, the Company also granted 750,000 stock options to General Research GmbH (“General Research”). Each stock option is exercisable at a price of CDN$0.15 per share for a period of 5 years and vesting in 2 years in quarterly installments. The grant is subject to the execution of a stock option agreement by General Research and the terms of the Company’s 2011 stock option plan.

Some of the Company’s directors and officers have agreed to cancel an aggregate of 4,850,000 stock options to allow the Company to grant stock options to others. Currently, the Company’s stock option plan allows the Company to grant stock options to acquire up to a maximum of 10% of the number of issued and outstanding shares of the Company’s common stock at the time of the grant.

Effective as of February 1, 2013, the Company entered into an amendment to the consulting agreement with General Research, the Company’s investor relations consultant, whereby the Company and General Research amended the consulting agreement effective as of November 22, 2011 to provide that on an “as-needed” and “as-requested” basis, General Research will provide market-making services relating to the Company’s securities in accordance with the applicable securities laws and policies of the TSX Venture Exchange.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information please contact:

Ari Muljana
Corporate Secretary

Manas Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
CH-6341 Baar, Switzerland
Phone: +41 44 718 1030
Fax: +41 44 718 1039
Email: info@manaspete.com
Web: www.manaspete.com

Scott Koyich
North America Investor Relations
Brisco Capital Partners Corp.
Phone: +1 403 262 9888
Email: scott@briscocapital.com

Dr. Georg Hochwimmer
Europe Investor Relations
General Research GmbH
Phone: +49 89 2500 4330
Email: hochwimmer@generalresearch.de